Mail Stop 0306

April 5, 2005



Mr. Mark Buckrey
Chief Financial Officer
Sten Corporation.
13828 Lincoln Street N.E.
Ham Lake, Minnesota  55304

	Re:	Sten Corporation
		Form 10-KSB for the year ended September 30, 2004
Form 10-QSB for the period ended December 31, 2004
      File No. 000-18785


Dear Mr. Buckrey:


	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



								Martin F. James
								Senior Assistant Chief
Accountant




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